Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of March 14, 2023

Ondas Networks Inc., a Delaware corporation, a wholly-owned subsidiary.

American Robotics, Inc., a Delaware corporation, a wholly-owned subsidiary.

Airobotics Ltd., a company organized under the laws of the State of Israel, a wholly-owned subsidiary.

Airobotics Pte Ltd., a company organized under the laws of Singapore, an indirect wholly-owned subsidiary.

Airobotics, Inc., a Delaware corporation, an indirect wholly-owned subsidiary.

Airobotics Gulf DMCC, a company organized under the laws of Dubai, an indirect wholly-owned subsidiary.